Exhibit 2(b)


                   BLANKET ASSIGNMENT, BILL OF SALE, DEED AND
                              ASSUMPTION AGREEMENT


         This BLANKET ASSIGNMENT, BILL OF SALE, DEED AND ASSUMPTION AGREEMENT, dated as of February 28, 1997, ("Assignment and Assumption Agreement") by and among Seafield Capital Corporation, a Missouri corporation ("Seafield") and SLH Corporation, a newly formed Kansas corporation which is a wholly owned subsidiary of Seafield ("SLH").

                                    RECITALS

         A. The Boards of Directors of Seafield and SLH have determined that it is in the best interests of the shareholders of Seafield: (1) to transfer to SLH substantially all of Seafield's assets (the "Transfer Assets") other than its holdings (including any capital stock and debt) of LabOne, Inc. ("Lab") and Response Oncology, Inc. ("Response") and certain other assets (the "Retained Assets" as more particularly defined below) and certain liabilities (the "Transfer Liabilities") and (2) to distribute to the holders of the issued and outstanding shares of common stock, par value $1 per share, of Seafield all of the issued and outstanding shares of common stock, par value $0.01 per share, of SLH (the "Distribution") in accordance with Article II of a DISTRIBUTION AGREEMENT dated as of December 20, 1996 ("Distribution Agreement").

         B. Pursuant to Section 1.02 of the Distribution Agreement Seafield and SLH are required to take all action necessary to transfer to SLH, and to cause SLH to assume, as the case may be, effective as of the Distribution Date, (1) all of the Transfer Assets and (2) all of the Transfer Liabilities. This agreement is intended to effect such transfers and assumptions, subject to the terms of the Distribution Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound thereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1. Definitions and Terms. Except as otherwise provided herein, the capitalized terms in this agreement shall have the same meaning as those terms are defined to have in the Distribution Agreement.




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



                                   ARTICLE II
                           TRANSFER OF TRANSFER ASSETS

         2.1 Contribution and Transfer. KNOW ALL MEN BY THESE PRESENTS: for good and valuable consideration, the receipt of which is hereby acknowledged, Seafield, subject to the terms hereof, has contributed, granted, conveyed, transferred, assigned, and set over, and does by these presents grant, convey, transfer, assign and set over to SLH all of its right, title and interest in those assets held by Seafield in the name of or for the exclusive benefit of the SLH Business (the "SLH Assets") other than the assets listed in Section 2.2 hereof (the "Retained Assets," with the SLH Assets other than the Retained Assets being hereinafter referred to as the "Transfer Assets"), TO HAVE AND TO HOLD the same unto SLH, its successors and assigns, forever. Without limiting the foregoing, the Transfer Assets expressly include all Transfer Assets reflected on Seafield's books and records as being allocated for the exclusive use or consumption by the SLH Business, including, without limitation, the Transfer Assets reflected on the September 30, 1996, unaudited Pro Forma Combined Balance Sheet included in the SLH Form 10 under the Securities and Exchange Commission dated December 21, 1996, as amended (the "Balance Sheet" and the "Form 10") as well as those acquired by the SLH Business since September 30, 1996, less those disposed of since September 30, 1996. Without limiting the foregoing, the Transfer Assets include the following:

     2.11 SLH Subsidiaries. All of the issued and outstanding shares of the capital stock of the following Seafield subsidiaries, which together with the indirectly owned subsidiaries of such Seafield subsidiaries constitute the SLH Subsidiaries as defined in the Distribution Agreement:

               a. BMA Resources, Inc. ("Resources"), which owns, among other things (i) 5,950,000 shares of the issued and outstanding shares of common stock of Syntroleum Corporation and (ii) interests in the following oil and gas general partnerships:
                    Bundy, Bentel, Westgate and Chenault.

               b. Scout Development Corporation ("Scout"), which owns, among other things (i) Scout Development Corporation of New Mexico ("Scout NM"), and (ii) Carousel Apartment Homes, Inc. ("Carousel"); and

               c. Tenenbaum Associates, Inc. ("Tenenbaum"),together with any accounts receivable and other assets that may have been retained by Seafield in connection with the sale of Tenenbaum's business and assets.

     2.12 SLH Investments. The following Securities held by Seafield which are hereinafter referred to as the SLH Investments:





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               a.   Securities  issued  by  Norian  Corporation,   a  California
                    corporation consisting of 181,250 shares of convertible preferred stock, no par value;

               b. Securities issued by: (i) First Century Partnership III, a limited partnership consisting of a 3.7% capital interest;
                    (ii) First Century  Partnership  II, a limited  partnership;
                    (iii) New Enterprise Associates II, L.P. a limited partnership;

               c.   Securities  issued  by  Oclassen  Pharmaceuticals,   Inc.  a
                    Delaware corporation consisting of 500,000 shares of common stock;

               d. Cash and short term investments in the face amount of $6,850,000;

               e. Contract rights formerly relating to or arising out of Tenenbaum Associates, Inc. and its stockholders, including all rights of Seafield in and to payments and other consideration required to be made by Ernst & Young U.S. LLP ("E&Y") pursuant to that certain Asset Purchase Agreement dated May 31, 1995 (the "E&Y Agreement) and any rights arising out of that certain Agreement of Purchase and Sale of Assets dated as of July 10, 1995 between Seafield and Wayne A. Tenenbaum (the "WAT Agreement") and all accounts and notes receivable by Seafield with respect to the sale of Tenenbaum Associates, Inc. assets and the liquidation of Tenenbaum; and

               f. Treasury notes or similar instruments pledged by Seafield in the approximate amount of $3.0 million to secure payment of a certain Gillette letter of credit.

     2.13 Information and Records. All books, records and information recorded on any form of media, including paper, magnetic disks, computer drives, microfiche or other form of information storage equipment or materials owned by Seafield and used exclusively by the SLH Business.

     2.14 Accounts and Notes Receivable. All payments of currency receivable by Seafield upon accounts generated with respect to the SLH Business and upon notes, leases, refunds and other evidences of indebtedness or reimbursements arising out of transactions between the SLH Business and persons or entities other than Seafield (hereinafter "Third Parties"), including any receivables reflected on the Balance Sheet and now owned by Seafield.

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



     2.15 Contracts and Agreements. All of Seafield's right, title and interest in all contracts and agreements between Seafield and any Third Party made by or for the exclusive benefit of the SLH Business, other than such rights and interests in contracts and agreements included among the Retained Assets (the "Contract Rights," and "Contracts," respectively with the excluded rights and interests hereinafter referred to as the "Retained Contract Rights" and "Retained Contracts," respectively) including, without limitation the following:

               2.151Real  estate  leases  consisting  of (i) the  lease  for the space occupied by Seafield at 2600 Grand Boulevard , Suite 500, Kansas City, Missouri (the "Seafield Offices") and (ii) the Tenenbaum leases;

               2.152Equipment  leases  with  respect  to any items of  equipment located at the Seafield Offices on the Distribution Date;

               2.153Insurance  and  indemnity  contracts  and  policies  to  the extent set forth under Article VIII of the Distribution Agreement;

               2.154SLH  Business  orders  for  the  purchase  of  goods  and or services from Third Parties;

               2.155Employee  benefit plans and  arrangements for the benefit of employees who on the Distribution Date are employed by and are on the payroll of the SLH or any SLH Subsidiary (the "SLH Employees");

               2.156Any SLH  Support  Agreement  as defined in the  Distribution
                    Agreement including the pledge by Seafield of the Gillette cash and short term securities; and

               2.157 The E&Y Agreement and the WAT Agreement.

     2.16 Claims, Suits and Choses in Action. All asserted and unasserted claims, suits, and choses in action now owned by Seafield and arising out of the business and operations of the SLH Business or relating to any of the Transfer Assets (the "Claims") including without limitation, the following:

               a. Any Seafield claim for tax refunds or off sets arising out of losses recognized or recognizable by Seafield with respect to the disposition prior to the Distribution Date of any assets of the SLH Business, or which is usable by Seafield as an off set against or a reduction of any tax liability which is included in the Transfer Liabilities; and







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
               b. The action described in the second paragraph of Item 3 of the Seafield report on Form 10-K for the fiscal year ended December 31, 1995 (the "Seafield 10-K") (BMA v. Skidmore, Owings & Merrill).

     2.17 Permits and Licenses. All permits and licenses held by Seafield for the exclusive benefit of the SLH Business to the extent that such permits and licenses may be legally transferrable (The "Permits").

     2.2 Retained Assets. Notwithstanding the foregoing, the following Retained Assets shall not be deemed to be within the Transfer Assets and shall not be contributed or otherwise transferred to SLH hereunder:

     2.21 Retained Information and Records. All books, records and information recorded on any form of media, including paper, magnetic disks, computer drives, microfiche or other form of information storage equipment or materials owned by Seafield and including information or data relating to or for the benefit of the SLH Business as well as businesses other than the SLH Business (the "Joint Records"). SLH shall be permitted access to the Joint Records at Seafield's discretion and on an otherwise mutually agreeable basis.

     2.22 Retained Accounts and Notes Receivable. All of the following Retained Accounts Receivable: All intracompany accounts receivable by the SLH Business from Seafield other than the following accounts: O' Byrne Note receivable.

               2.23 Retained Contracts and Contract Rights. All of the following
                    Retained Contracts and Retained Contract Rights:

                    2.231All  contract  rights to be retained by Seafield or any member of the Seafield Group under Article VI and VIII of the Distribution Agreement.

               2.24 Assets  Subject to  Restrictions  on Transfer.  The Retained
                    Assets shall include, subject to the terms hereof, any asset otherwise included in the above description of the Transfer Assets which is subject to a restriction on transfer or otherwise requires the consent of a third party prior to transfer and with respect to which the restriction has not been removed or a consent has not been obtained as of the Distribution Date. Subsequent to the Distribution Date Seafield and SLH shall use reasonable efforts to remove any such restriction or to obtain such consent and upon the removal of such restriction or the receipt of such consent such asset shall become a Contributed Asset, deemed by the parties to have been contributed at and as of the Distribution Date. Upon such occurrence Seafield and SLH shall execute such further instruments of transfer necessary to complete the legal transfer of such Contributed Asset, dated as of the Distribution Date if permissible. Pending removal of such restriction and receipt of any such required consent, Seafield shall arrange for SLH

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
                   to enjoy the benefits of such  Asset to the  extent  legally
                    permissible   and  SLH  shall  provide   Seafield  with  the
                    resources necessary for Seafield to continue to satisfy SLH's obligations with respect to such asset.

     2.25 Other Retained Assets. All of the following other assets held by Seafield in the name of or for the exclusive benefit of the SLH Business: None other than an Accra Legend automobile used by W.T. Grant II, a whale sculpture in the Seafield Board Room and a fish tank in the offices of W.T. Grant II.


                                   ARTICLE III
                       ASSUMPTION OF TRANSFER LIABILITIES

     3.1 Liabilities Assumed by SLH. SLH hereby unconditionally assumes and agrees to discharge and perform in accordance with their terms all of the obligations, liabilities and duties of Seafield arising out of its operation of the SLH Business and its ownership, use or operation of the Transfer Assets other than such Retained liabilities and obligations that are enumerated in
Section 3.2 (the "Transfer Liabilities," with such Retained liabilities and obligations hereinafter referred to as the "Retained Liabilities"), including without limitation the following Transfer Liabilities:

     3.11 Balance Sheet Liabilities. All of Seafield's liabilities relating to the SLH Business which are referred to or which are reflected on the Balance Sheet as well as such liabilities which have been incurred by the SLH Business since September 30, 1996, other than such liabilities included in the Retained Liabilities (the "Balance Sheet Liabilities" with the such Retained balance sheet liabilities hereinafter referred to as the "Retained Balance Sheet Liabilities").

     3.12 Liabilities to SLH Employees. All of Seafield's liabilities to SLH Employees, including, without limitation, all Seafield's obligations under and pursuant to any SLH collective bargaining, union benefit, salary, bonus, employee welfare, pension, retirement, vacation pay, disability, accident and health insurance, life insurance, profit sharing, severance pay or other benefit plan other than such liabilities and obligations included in the Retained Liabilities (the "Employee Liabilities" with the such other employee liabilities hereinafter referred to as the "Retained Employee Liabilities").

                    3.121 Employment of SLH Employees. At the Distribution Date,
               (a) all of the following individuals who were prior to the Distribution Date employees of Seafield shall become the employees of SLH, with their employment continuing on the same terms and conditions as in effect immediately prior to the Distribution Date, subject to the rights of each such employee to decline such employment with SLH: All persons full time employed by an SLH Subsidiary, but not including P. Anthony Jacobs, James
               R. Seward, Steven K. Fitzwater, Linda McCoy, D. Rick Linhardt, Lisa Wall, Sandy Crain, Brian Elvin, Kim Schaefer, Paula Sheridan, Julie Tushaus, Patti Campbell or Linda Stilley; and (b) all

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
               SLH Employees who were immediately prior to the Distribution Date employees of SLH or of any SLH Subsidiary shall continue as employees of SLH or such subsidiary of SLH, as the case may be, with their employment continuing on the same terms and conditions as in effect immediately prior to the Distribution Date. In no event shall there be deemed to be any separation from service or termination of employment with respect to any of the SLH Employees for any purpose on account of the transfer of assets and liabilities relating to the SLH Business contemplated hereby.

     3.13 Contract Liabilities. All of Seafield's liabilities and obligations under the contracts and agreements included in the Transfer Assets, including those specified in Section 2.15.

     3.14 Liabilities Relating to Certain Tax Claims. Without limiting the foregoing, the Transfer Liabilities shall include any and all liability of Seafield to the IRS or any state or local taxing authority with respect to any matter relating to or arising out of any proposed adjustments by the IRS as described under "Legal Matters" in the Information Statement that is a part of the Form 10 (the "Information Statement") as well as any other matters to be assumed by SLH as set forth in the Tax Sharing Agreement.

     3.15 Transfer and Distribution Tax Liabilities. Without limiting the foregoing, the Transfer Liabilities shall include Tax liabilities only to the extent provided in Section 3.14 and as provided in the Tax Sharing Agreement.

     3.16 Other Liabilities. All other liabilities and obligations of Seafield arising out of or relating to any of the Transfer Assets other than such liabilities and obligations included in the Retained Liabilities (the "Other Liabilities" with the such other Retained liabilities hereinafter referred to as the "Other Retained Liabilities").

     3.2 Retained Liabilities. Notwithstanding the foregoing, the following Retained Liabilities shall not be deemed to be within the Transfer Liabilities and shall not be assumed by SLH hereunder:

                  3.21 Retained Employee Liabilities. Retained Employee Liabilities consisting of all of Seafield's obligations (a) with respect to the following Seafield employees: P. Anthony Jacobs, James R. Seward, Steven K. Fitzwater, Linda McCoy, D. Rick Linhardt, Lisa Wall, Sandy Crain, Brian Elvin, Kim Schaefer, Paula Sheridan, Julie Tushaus, Patti Campbell or Linda Stilley;
(b) under Retained Liabilities identified in Article VI of the Distribution Agreement, and (c ) arising under employee benefit plans that are not for the exclusive benefit of the SLH Employees but that cover the employees of Seafield and/or of its subsidiaries in addition to the SLH Employees such as stock option or award plans relating to securities issued or issuable by Seafield, umbrella employee benefit or welfare plans such as the 401-K Plan, to the extent such obligations relate to employees other than the SLH Employees and to the extent that such obligations are excluded from the Transfer Liabilities under the Distribution Agreement.

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



                  3.22 Transfer and Distribution Tax Costs and Expenses. Without limiting the foregoing, the Transfer Liabilities shall not include any expense or liability (other than Tax Liabilities under Section 3.14) incurred by Seafield with respect to (a) the transfer of the Transfer Assets and the assumption of the Transfer Liabilities hereunder and (b) the distribution of the SLH Common Stock to the Seafield shareholders under the Distribution Agreement.

      3.24 Retained Other Liabilities. All of the following Retained Other
Liabilities: None.

         3.3 No Other Liabilities Assumed. Anything in this Agreement to the contrary notwithstanding, SLH shall not assume, or shall be deemed to have assumed, any debt, claim, obligation or other liability of Seafield or any of Seafield's subsidiaries or other affiliates whatsoever other than as specifically set forth in this Article III.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION AND
                              ACCESS TO INFORMATION

         4.1 Representations and Warranties. Except as otherwise provided herein, Seafield makes no representations or warranties with respect to the Transfer Assets, the Transfer Liabilities or the accuracy or completeness of the Balance Sheet and SLH understands that it is accepting the Transfer Assets "AS IS AND WITH ALL FAULTS" and assuming the Transfer Liabilities without any limitation.

     4.2   Indemnification.   Obligations   of  the  parties   with  respect  to
indemnification   are  provided  for  under  Article  III  of  the  Distribution
Agreement.

     4.3 Access to Information. Obligations of the parties with respect to access to Information are provided for under Article V of the Distribution Agreement.

     4.4 Restriction On Payment of Dividends and Redemption of Stock. As further assurance for its obligations hereunder, SLH agrees that until the second anniversary of this agreement SLH shall not distribute property to its stockholders with respect to its outstanding stock as a dividend or redeem any of its capital stock without the prior written consent of the Seafield Board.


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




                                    ARTICLE V
                                MISCELLANEOUS AND
                CERTAIN ADDITIONAL COVENANTS OF SEAFIELD AND SLH

         5.1 Taxes. Subject to the specific terms of the Tax Sharing Agreement, Seafield shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by the United States or any state or political subdivision thereof on Seafield and or SLH, required to be paid in connection with the transfer and assignment of the Transfer Assets, if any and in connection with the Distribution; provided, however, neither SLH nor Seafield shall be responsible for or obligated with respect to any taxes required to be recognized by any Seafield shareholder or SLH stockholder arising out of or in connection with the distribution of the SLH Common Stock in the Distribution.

     5.2 Amendment. This Agreement may be amended, modified or supplemented in a writing signed by Seafield and SLH.

     5.3  Counterparts.   This  Agreement  may  be  executed  simultaneously  in
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5.4 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Missouri.

     5.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     5.6 No Third Party Beneficiaries. Except as otherwise indicated herein, this Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of the specific rights granted hereunder.

     5.7 Conveyances and Further Assurances. The transfer of the Transfer Assets hereunder shall be further evidenced by the delivery by Seafield to SLH of stock certificates together with duly executed instruments of assignment separate from certificates, deeds, bills of sale, properly endorsed certificates of title and other specific conveyances requested by SLH. The assumption by SLH of the Transfer Liabilities shall be further evidenced by the delivery by SLH to Seafield of such other instruments as Seafield may reasonably request and as may otherwise be required by this Agreement, the Distribution Agreement and the Other Agreements. In addition, upon the reasonable request of any of party to this Agreement, the other party will on and after the Distribution Date execute and deliver to the requesting party such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

     5.8.   Notices.   All  notices,   requests,   claims,   demands  and  other
communications

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



hereunder (collectively, "Notices") shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to Seafield:

                  Seafield Capital Corporation
                  2600 Grand Boulevard, Suite 500
                  Kansas City, Missouri 64108
                  Attention: President

         If to SLH:

                  SLH Corporation
                  2600 Grand Boulevard, Suite 500
                  Kansas City, Missouri 64108
                  Attention: President

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 9.05. Copies of all notices, requests, claims, demands and other communications hereunder shall also be given to:

                  Lathrop & Gage L.C.
                  2345 Grand Boulevard
                  Suite 2800
                  Kansas City, Missouri 64108-2684
                  Attention: Lathrop M. Gates, Esq.

         5.9 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

         5.10 Written Consent of Sole Stockholder. Seafield owns all of the issued and outstanding capital stock of SLH, consisting of 100 shares of $0.001 par value Common Stock. The officer of Seafield executing this Agreement has been duly authorized by the Board of Directors of Seafield, consistent with its Articles of Incorporation and Bylaws, to vote such stock and execute written consents of the holders of such stock, and his execution of this Agreement shall constitute the written consent of the Sole Stockholder of SLH to this transaction.

     5.11 Approval of Seafield's and SLH's Boards of Directors. Consistent with and in accordance with the Certificates of Incorporation and Bylaws of Seafield and SLH, the

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Boards of  Directors of Seafield  and SLH have  authorized  and approved of this agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                               SEAFIELD CAPITAL CORPORATION
         Attest:
          s/Steven K. Fitzwater                   s/P. Anthony Jacobs
         _______________________           By: ________________________________
           Steven K. Fitzwater                 P. Anthony Jacobs, CFA
           Secretary                           President

                                               SLH CORPORATION
         Attest:
          s/Steven K. Fitzwater                 s/James R. Seward
         _______________________           By: ________________________________
           Steven K. Fitzwater                 James R. Seward, CFA
           Secretary                           President

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





























                                 ACKNOWLEDGMENTS

STATE OF MISSOURI   )
                    ) ss.
COUNTY OF JACKSON   )

         BE IT REMEMBERED, that on this 28th day of february, 1997, before me, the undersigned, a notary public in and for said state, came P. Anthony Jacobs, CFA, President and Steven K. Fitzwater, Secretary, respectively of Seafield Capital Corporation, a Missouri corporation, to me personally known to be such officers and the same persons who executed as such officers the foregoing instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above mentioned.

                                        s/Sally Jo Blake
                                        -------------------------
                                        Notary Public in and for said
                                        County and State
My commission expires:

       Jan.12, 1999

STATE OF MISSOURI   )
                    ) ss.
COUNTY OF JACKSON   )

         BE IT REMEMBERED, that on this 28th day of February, 1997, before me, the undersigned, a notary public in and for said state, came James R. Seward, CFA, President and Steven K. Fitzwater, Secretary, respectively of SLH Corporation, a Kansas corporation, to me personally known to be such officers and the same persons who executed as such officers the foregoing instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above mentioned.

                                        s/Sally Jo. Blake
                                        -------------------------
                                        Notary Public in and for said
                                        County and State
My commission expires:
        Jan. 12, 1999